AMENDMENT

TO THE $300,000 PROMISSORY NOTE DATED June 19, 2013

The parties agree that the $300,000 Promissory Note by and between IDS Industries, Inc. and JMJ Financial is hereby amended as follows:

Prepayment within 140 Days. Lender hereby approves Borrower making repayments on the Note at any time on or before 140 days from the Effective Date provided that any payment after 90 days from the Effective Date shall be in amount equal to 150% of the sum of the principal amount being repaid plus all accrued and unpaid interest, liquidated damages, fees and other amounts due on such principal amount.

ALL OTHER TERMS AND CONDITIONS OF THE $300,000 PROMISSORY NOTE REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this amendment dated June 19, 2013 by signing below:

/s/ Bruce Knoblich	/s/ d/b/a JMJ Financial
Bruce Knoblich	JMJ Financial
IDS Industries, Inc.	Its Principal
Chief Executive Officer and Director